                                                                   EXHIBIT 10.05
- --------------------------------------------------------------------------------



                            ASSET PURCHASE AGREEMENT

                                  by and among

                              CRW FINANCIAL, INC.
                           (a Delaware corporation),

                          TELESPECTRUM WORLDWIDE INC.
                           (a Delaware corporation),

                           THE RESPONSE CENTER, INC.
                         (a Pennsylvania corporation),

                              THE TAB  HOUSE, INC.
                         (a Pennsylvania Corporation),

                             Patrick M. Baldasare,
                                 Richard Raquet
                                      and
                                 Edward Olesky



                          Dated as of April 30, 1996,
                      as amended and restated May 21, 1996


- --------------------------------------------------------------------------------

Section                                                                     Page
- -------                                                                     ----

1.   Reference to Definitions................................................  1
     ------------------------

2.   Purchase and Sale of the Business and Assets............................  1
     --------------------------------------------

3.   Closing.................................................................  5
     -------

4.   Conditions to Buyer's Obligations.......................................  7
     ----------------------------------

5.   Conditions to each Company's and each Shareholder's Obligations.........  9

     ----------------------------------------------------------------

6.   Representations and Warranties of the Companies and the Shareholders....  9
     --------------------------------------------------------------------

7.   Representations and Warranties of the Buyer............................. 20
     -------------------------------------------

8.   Certain Agreements...................................................... 21
     ------------------

9.   Conduct of the Business Prior to the Closing............................ 24
     --------------------------------------------

10.  Survival of Representations; Indemnification............................ 26
     --------------------------------------------

11.  Termination............................................................. 29
     -----------

12.  Payment of Expenses..................................................... 30
     -------------------

13.  Contents of Agreement................................................... 30
     ---------------------

14.  Amendment, Parties in Interest, Assignment, Etc......................... 30
     -----------------------------------------------

15.  Interpretation.......................................................... 31
     --------------

16.  Remedies................................................................ 31
     --------

17.  Notices................................................................. 31
     -------

18.  Governing Law........................................................... 32
     -------------

19.  Consent to Jurisdiction; Service of Process, etc........................ 32
     -------------------------------------------------

20.  Securities Law Matters.................................................. 33
     ----------------------

21.  Counterparts............................................................ 35
     ------------

22.  Definitions............................................................. 35
     -----------

Exhibits
- --------

A    Form of Baldasare Employment Agreement
B    Form of Raquet Employment Agreement
C    Form of Pledge Agreement

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made as of April 30, 1996, as amended and restated as of May 21, 1996, by and among TeleSpectrum Worldwide Inc., a Delaware corporation ("Buyer"), CRW Financial, Inc., a Delaware corporation ("CRW"), The Response Center, Inc., a Pennsylvania corporation ("Response Center"), The Tab House, Inc., a Pennsylvania corporation ("Tab House") (Response Center together with Tab House, the "Companies or, individually, "Company"), Patrick M. Baldasare, Richard Raquet and Edward Olesky. Messrs. Baldasare, Raquet and Olesky are sometimes referred to together as the "Shareholders". The parties acknowledge that Buyer may form one or more subsidiaries to acquire, own and operate the Businesses and the Purchased Assets and that Buyer may assign its rights under the Agreement to such subsidiaries although Buyer shall not thereby be relieved of its obligations and liabilities hereunder.

                                   Background
                                   ----------

     The Companies are engaged in the business of market research. At the Closing the Shareholders will own all of the issued and outstanding capital stock of each Company. The Buyer desires to purchase the Purchased Assets (as defined herein), the Companies desire the Purchased Assets to be sold, and the Shareholders desire to cause the Companies to sell the Purchased Assets, all on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Reference to Definitions.  For convenience, certain terms used in this
     ------------------------
Agreement are listed in alphabetical order and defined or referred to in
Section 22 (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

2.   Purchase and Sale of the Business and Assets.
     --------------------------------------------

     2.1  The Purchased Assets.  Each Company, subject to the terms and
          --------------------
conditions of this Agreement, shall sell, transfer, convey and deliver to the Buyer all of such Company's right, title and interest in all of its respective Assets (collectively, the "Purchased Assets") which are not Excluded Assets. The Purchased Assets include, without limitation, all of the following assets:

          (a)  the Business of each Company;

          (b)  the names Response Center and Tab House;

          (c) subject to Section 9.4(a), the cash and cash equivalents of each Company, wherever located;

          (d) each Company's accounts and notes receivable and rights to payment from any party for products sold and/or services delivered prior to the Closing;

          (e) the tangible and intangible personal property of each Company, however owned, leased, or held, including, without limitation, machinery, equipment, furniture, fixtures, supplies, vehicles, inventory, supplies and computer hardware and software;

          (f) the interests of each Company under all Contracts related to the Business (including, without limitation, all employment agreements (except for Richard Raquet's) which are in effect as of the Closing Date);

          (g)  the Permits of each Company;

          (h) the goodwill, going concern value, past and present customer and supplier lists and Intellectual Property (including the goodwill associated therewith) of each Company;

          (i)  the prepaid expenses of each Company; and

          (j)  the books and records of each Company.

     2.2  Excluded Assets.  Notwithstanding anything to the contrary in
Section 2.1, the following Assets (the "Excluded Assets") shall not be included in the Purchased Assets: the corporate seal, Charter Documents, bylaws, personal effects, minute books and other corporate records of each Company.

     2.3  Assumed Liabilities.  At the Closing, the Buyer shall assume and
          -------------------
thereafter in due course timely pay and fully satisfy all obligations (the "Assumed Liabilities"):

          (a) incurred after the Closing under all Contracts and Permits which are conveyed to Buyer as Purchased Assets pursuant to the terms and conditions hereof; and

          (b) any and all Liabilities to the extent related to the Businesses that are reflected on the balance sheets (the "Audited Balance Sheets") included in the Audited Financial Statements (including the footnotes thereto) and/or incurred after the date of the Audited Balance Sheets through the Closing Date in the ordinary course of business or in accordance with Section 9.4 (but with the provisions of Section 9.4 applied as if the provisions thereof had been in effect from the close of business on the date of the Company Balance Sheets through the Closing Date.)

     2.4  Excluded Liabilities.  Except as expressly set forth in Section 2.3,
          --------------------
the Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise in connection with the Transactions, assume or become responsible for any Liabilities (the "Excluded Liabilities") of the Company; including, without limitation, (a) Liabilities for any federal and state income taxes owed by the Shareholders with respect to the Companies for periods prior to the Closing Date, (b) Liabilities relating to any claims for health care or other welfare benefits that are not contained on the Interim Balance Sheet or not incurred in the ordinary course of business after the Interim Balance Sheet Date, (c) Liabilities relating to the violation of any Regulation, (d) tort Liabilities, (e) Liabilities from claims arising under any Contract or Permit not assumed by the Buyer hereunder; and
(f) Liabilities for claims arising under any Contract or Permit to the extent such claim is based on wrongful acts or omissions of any person which occurred prior to the Closing.

     2.5  Consent of Third Parties.  Nothing in this Agreement shall be
          ------------------------
construed as an attempt by the Companies to assign to the Buyer pursuant to this Agreement any Contract or Permit included in the Purchased Assets which is by its terms or by Regulation nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Company would not by Regulation pass to the Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any such consent or approval in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the Companies and the Shareholders shall continue to use commercially reasonable efforts to obtain any such consent, approval or novation after the Closing Date until such time as it shall have been obtained, and the Companies shall cooperate with the Buyer in any economically feasible arrangement to provide that the Buyer shall receive the applicable Company's benefits under such Non-Assignable Contract, provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that the Buyer would have been responsible therefor if such consent, approval or novation had been obtained.

     2.6  Post-Closing Adjustment to Purchase Price.  As soon as practicable,
          -----------------------------------------
but in any event within 30 days after the Closing, the Buyer shall engage Arthur Andersen LLP to prepare, in accordance with GAAP (applied in a manner consistent with the Financial Statements), a balance sheet of each Company (the "Closing Date Balance Sheets") as of the end of the business on the day prior to the Closing Date and deliver (within 90 days after the Closing) the Closing Date Balance Sheets and the Closing Date Statement (as defined below) to the Buyer and the Companies. The Closing Date Statement shall set forth the aggregate shareholders' equity as shown on the Closing Date Balance Sheets (the "Closing Date Equity") and the Adjusted September 30 Equity (as defined below). If the Closing Date Equity is less than the Adjusted September 30 Equity (such amount is referred to as the "Net Worth Deficiency"), within ten business days after delivery of the Closing Date Statement to the Companies, the Companies shall pay the Buyer by wire transfer of immediately available funds an amount equal to the Net Worth Deficiency. If the Closing Date Equity is greater than the Adjusted September 30 Equity (such amount is referred to as the "Net Worth Excess"), within ten business days after delivery of the Closing Date Statement to the Companies, the Buyer shall pay the Companies by wire transfer of immediately available funds an amount equal to the Net Worth Excess. The Adjusted September 30 Equity shall mean (x) the aggregate shareholders' equity as shown on the Company's balance sheet as of September 30, 1995 (as adjusted to reflect the valuation of the Company's marketable securities in accordance with GAAP, the reserve of $32,468 in connection with a pending tax audit of the Companies by the City of Philadelphia, Pennsylvania (the "Audit

Reserve") and additional accruals for vacation expense of up to $40,310 (the "Additional Vacation Accrual")), plus (y) the net income of the Company (determined on an accrual basis) earned during the period from October 1, 1995 through March 31, 1996, minus (z) the sum of $455,000 and the distributions which are permitted to be made by the Companies pursuant to Section 9.4(a) hereto. Notwithstanding anything in this Section 2.6 to the contrary, if either party disputes any item contained on the Closing Date Statement, such party shall notify the other parties of each disputed item, and specify the amount thereof in dispute within ten business days after the delivery of the Closing Date Statement. If the Buyer and the Companies cannot resolve any such dispute, then such dispute shall be resolved by an independent nationally recognized accounting firm which is reasonably acceptable to the Buyer and the Companies (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Buyer and the Companies so that each party's share of such costs shall be in the same proportion that the aggregate amount of the total disputed amounts submitted to the Independent Accounting Firm that are unsuccessfully disputed by the parties (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts so submitted to the Independent Account Firm.

     2.7  Payments.  In addition to assuming the Assumed Liabilities, the
          --------
aggregate price to be paid by the Buyer for the purchase of the Purchased Assets shall be $14,500,000 (the "Purchase Price") which shall be allocated between the Companies as set forth on Exhibit 2.7 hereto as delivered at or prior to the Closing. The Buyer shall pay the Purchase Price at the Closing by delivery of
(i) $11,600,000 by certified or bank check or by wire transfer of immediately available funds pursuant to written instructions provided by the Companies to the Buyer and (ii) certificates to the Companies or their designees (in such proportion as set forth on Exhibit 2.7) representing such number of shares (the "Shares") of the Buyer's common stock, no par value (the "Buyer Common Stock"), with an aggregate acquisition stock value of $2,900,000 (the "Acquisition Stock Value"). The Acquisition Stock Value has been determined based upon the TRC Private Percentage, as defined in Section 2.8.

     2.8  Percentage Interests.
          --------------------

          (a)  Private Percentage. Subject to adjustment pursuant to
Section 2.8(b), after specifically giving effect to the acquisition by the Buyer of those organizations listed on Exhibit 2.8 hereto (the "Initial Targets") and the consummation of all of the transactions and corporate reorganizations incident to such acquisitions (collectively, the "Acquisition Transactions"), but prior to the offering of Buyer Common Stock pursuant to the Registration Statement (the "Initial Public Offering"), the aggregate number of Shares issuable in the full amount of the Acquisition Stock Value shall represent 1.98% (the "TRC Private Percentage") of the aggregate Buyer Common Stock that will be outstanding immediately after the issuance of the Shares. The TRC Private Percentage is equal to the percentage obtained from the division of (i) the Acquisition Stock Value by (ii) the "Acquisition Base." The Acquisition Base means the sum of (x) the

Purchase Price, (y) the aggregate purchase price (exclusive of any contingent payments) which Buyer has agreed to pay the other Initial Targets at the closings of the acquisitions of the other Initial Targets and (z) $5,000,000. The TRC has been calculated on a basis consistent with the Private Percentages, each of which is set forth opposite the name of each Initial Target on
Exhibit 2.8.

          (b)  Adjustment to Percentages.  The TRC Private Percentage shall be
               -------------------------
subject to proportionate adjustments based upon the occurrence of any of the following events:

               (i) the acquisition by Buyer of any additional organizations prior to the consummation of the Intial Public Offering (the "Additional Targets");

               (ii) the failure of Buyer for any reason to consummate the acquisition of any Initial Target prior to the consummation of the Initial Public Offering; and

               (iii) the issuance of any securities in connection with the obtaining of financing, the proceeds of which are used to acquire any Initial Target and/or any Additional Target (whether prior to or in connection with the consummation of the Initial Public Offering).

With respect to any adjustment pursuant to Sections 2.8(b)(i) and (ii), the TRC Private Percentage shall be adjusted by adding to the Acquisition Base the purchase price (exclusive of any contingent payments) payable by the Buyer at the closing of any such acquisition pursuant to Section 2.8(b)(i) and, with respect to any Initial Target not acquired by Buyer prior to the consummation of the Initial Public Offering, subtracting from the Acquisition Base the purchase price which would have been payable by the Buyer at the closing of any Initial Target had such Initial Target been acquired by Buyer. No adjustment to the TRC Private Percentage shall be made pursuant to Section 2.8(b)(iii) unless the Private Percentages and the percentage of the outstanding Buyer Common Stock owned by CRW are likewise reduced on a proportionate basis.

     2.9  Allocation of the Purchase Price.  The Purchase Price shall be
          --------------------------------
allocated among the Purchased Assets as the parties shall mutually agree at or prior to the Closing. The Companies and the Buyer shall prepare their respective Federal, state and local tax returns employing such allocation and shall not take a position in any tax proceeding or otherwise that is inconsistent with such allocation. The Companies and the Buyer shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

3.   Closing.
     -------

     3.1  Location, Date.  The closing of the Transactions (the "Closing") shall
          --------------
take place at the offices of the Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, PA 19103 on or before October 31, 1996 (the "Termination Date") or such earlier date upon the satisfaction of (or waiver by the party entitled to the benefit of) the conditions set forth in Sections 4 and 5, or at such other place, date and time as the parties may agree in writing. The date of the Closing is referred to as the "Closing Date."

     3.2  Closing Deliveries.  In connection with the completion of the
          ------------------
Transactions contemplated in Section 2, at the Closing,

          (a)  the Buyer shall deliver or cause to be delivered:

               (i) the cash portion of the Purchase Price which is required to be delivered to the Companies at the Closing;

               (ii) the certificates representing the Shares, registered in the name of the Companies or their designees;

               (iii) executed copies of the Employment Agreements and the Pledge Agreement;

               (iv) such other agreements, documents and instruments (including an assumption agreement with respect to the Assumed Liabilities) contemplated by this Agreement and such other items as may be reasonably requested; and

               (v) the amount of any state sales tax payable with respect to the tangible Purchased Assets.

          (b)  the Companies shall deliver or cause to be delivered:

               (i) payment instructions regarding the cash portion of the Purchase Price which is required to be delivered to the Companies at the Closing;

               (ii) bills of sale and assignment agreements transferring all of the Companies right, title and interest in and to the Purchased Assets in form and substance satisfactory to the Buyer;

               (iii)  executed copies of the Pledge Agreement; and

               (iv) such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested.

          (c) Messrs. Baldasare and Raquet shall each deliver his respective executed counterpart of his Employment Agreement.

4.   Conditions to Buyer's Obligations.
     ----------------------------------

          The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

     4.1  No Court Order or Litigation.  No Court Order or Litigation shall be
          ----------------------------
pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Transactions or that would materially limit or affect adversely Buyer's acquisition of the Purchased Assets.

     4.2  Representations, Warranties and Agreements.  (a)  The representations
          ------------------------------------------
and warranties of the Companies and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at such time and (b) the Companies and the Shareholders shall have each performed or tendered performance in all material respects of all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing. The Companies and the Shareholders shall have delivered to the Buyer a certificate to the foregoing effect signed by the President of each Company and each Shareholder, in form and substance reasonably satisfactory to counsel to the Buyer.

     4.3  Legal Opinion.  The Companies and the Shareholders shall have tendered
          -------------
a legal opinion of Blank Rome Comisky & McCauley, counsel to the Companies and the Shareholders, that is reasonably acceptable to counsel to the Buyer;

     4.4  Financing.  The Underwriting Agreement is executed respecting the
          ---------
offering of securities pursuant to the Registration Statement.

     4.5. Audited Financial Statements; No Material Adverse Change.
          --------------------------------------------------------

          (a) The Shareholders shall have caused the Companies to deliver to the Buyer correct and complete copies of financial statements consisting of balance sheets of the Companies as at September 30, 1995 and the related statements of income, retained earnings and cash flows for the period then ended, all of which shall have been audited and reported on by Arthur Andersen LLP (the "Audited Financial Statements"). Buyer shall pay the expense of preparing the Audited Financial Statements.

          (b) The financial position and assets and liabilities of each Company as of the dates thereof and their cash flows and the results of their operations for the periods then ended as presented in its Audited Financial Statements shall not differ in any material respect from the Annual Financial Statements as of September 30, 1995, except for (i) the adjustment to the Annual Financial Statements as of September 30, 1995 to reflect the valuation of the Company's marketable securities in accordance with GAAP, (ii) the Audit Reserve and
(iii) the Additional Vacation Accrual.

     4.6  Required Tender.  The Shareholders and the Companies shall have
          ---------------
tendered or caused the tender of the items set forth in Sections 3.2(a) and (b).

5.   Conditions to each Company's and each Shareholder's Obligations.
     ----------------------------------------------------------------

     The obligations of the Companies and the Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by such parties:

     5.1  No Injunction.  No Court Order or Litigation shall be pending or
          -------------
threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Transactions.

     5.2  Representations, Warranties and Agreements.  The representations and
          ------------------------------------------
warranties of the Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time and the Buyer shall have performed or tendered performance in all material respects of all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. The Buyer shall have delivered a certificate to the foregoing effect signed by the President of the Buyer, in form and substance reasonably satisfactory to counsel to the Companies.

     5.3  Legal Opinion.  The Buyer shall have tendered a legal opinion of
          -------------
Morgan, Lewis & Bockius LLP, counsel to the Buyer, that is reasonably acceptable to counsel to the Companies.

     5.4  Regulatory Approvals.  All Permits, if any, necessary for the
          --------------------
consummation of Buyer's acquisition of the Purchased Assets shall have been obtained and shall be in full force and effect.

     5.5  Required Tender.  The Buyer shall have tendered or caused the tender
          ---------------
of the items set forth in Section 3.2(a).

     5.6  Financing.  The Underwriting Agreement is executed with respect to the
          ---------
offering of securities pursuant to the Registration Statement.

6.   Representations and Warranties of the Companies and the Shareholders.  Each
     --------------------------------------------------------------------
Company and each Shareholder hereby jointly and severally represents and warrants to the Buyer that, except as set forth in a letter dated the date of this Agreement, executed by each Company and each Shareholder, addressed and delivered to Buyer by each Company and each Shareholder within 14 days after the date hereof and containing information required by this Agreement and exceptions to the representations and warranties of the Companies and the Shareholders under this Agreement (the "Disclosure Letter"):

     6.1  Corporate Status.  Each Company is a corporation duly organized,
          ----------------
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect. The Charter Documents and bylaws of Response Center that have been delivered to the Buyer are effective under applicable Regulations and are current, correct and complete. Tab House is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect. The Charter Documents and bylaws of Tab House that have been delivered to the Buyer are effective under applicable Regulations and are current, correct and complete in all material respects.

     6.2  Authorization.  Each Company has the requisite power and authority to
          -------------
own its property and carry on its Business as currently conducted, and to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Company have been duly authorized by all necessary corporate action. Each Shareholder has the requisite power, capacity, legal right and authority to execute and deliver the Transaction Documents to which he is a party and to perform the Transactions to be performed by him thereunder. Each Transaction Document executed and delivered by each Company has been duly executed and delivered by such Company and constitutes a valid and binding obligation of such Company, enforceable against it in accordance with its terms. Each Transaction Document to be executed and delivered by each Shareholder will be duly executed and delivered by him and will constitute a valid and binding obligation of him, enforceable against him in accordance with its terms.

     6.3  Consents and Approvals.  Except for the consents specified in the
          ----------------------
Disclosure Letter (the "Required Consents"), neither the execution or delivery by either Company or either Shareholder of the Transaction Documents to which it or she is a party, nor the performance of the Transactions to be performed by it or him thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Regulation or Court Order to which such Company or Shareholder is subject, (b) the Charter Documents or bylaws of either Company or (c) any Contract, Permit or other document to which either Company is a party or by which its Business or Assets may be subject.

     6.4  Stock Ownership.  At Closing, the Shareholders will own all of the
          ---------------
issued and outstanding capital stock of each Company.

     6.5  Financial Statements.  The Disclosure Letter includes correct and
          --------------------
complete copies of each Company's unaudited financial statements consisting of a balance sheet of each Company as of September 30, 1993, 1994 and 1995 and the related statements of income, retained earnings and cash flows for the years then ended (collectively, the "Annual Financial Statements"). The Disclosure Letter also includes correct and complete copies of each Company's unaudited financial statements consisting of a balance sheet of each Company as of the end of the period ended March 31, 1996 and the related statements of income and cash flow for the period then ended (the "Interim Financial Statements," and together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements of each Company are consistent with the books and records of such Company, and there are no material transactions required by GAAP to be recorded in accounting records that have not been recorded in the accounting records underlying such Financial Statements, except any adjustments to the Financial Statements to reflect the valuation of the Company's marketable securities in accordance with GAAP, the Audit Reserve and the Additional Vacation Accrual. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of each Company as of the dates thereof and its cash flows and the results of its operations for the years and periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of the Unaudited Financial Statements. The balance sheets of the Companies as of September 30, 1995 that are included in the Annual Financial Statements are referred to herein as the "Company Balance Sheets" and the dates thereof is referred to as the "Balance Sheet Date." The balance sheets of the Companies as of March 31, 1996 that are included in the Financial Statements are referred to herein as the "Interim Company Balance Sheets" and the dates thereof is referred to as the "Interim Balance Sheet Date." The Audited Financial Statements will be prepared in accordance with GAAP consistently applied and present accurately the financial position and assets and liabilities of the Companies as of the date thereof and their cash flows and the results of their operations for the period then ended. The Audited Financial Statements shall become part of the Disclosure Letter after their completion.

     6.6  Title to Assets and Related Matters.  Each Company has good and valid
          -----------------------------------
title to, valid leasehold interests in or valid licenses to use, all of its respective Purchased Assets, free from any Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All Purchased Assets are in the possession or under the control of the Companies and consist of all of the Assets necessary to operate the Businesses as now being operated. All of the tangible personal property included in the Assets (a) is in good working condition and reasonable repair, subject to normal wear and tear, (b) is usable in the ordinary course of business and (c) conforms in all material respects with all applicable Regulations relating to its construction, use and operation. Except for those items subject to the Personal Property Leases, no Person other than the Companies own any vehicles, equipment or other tangible assets located on the Real Property that are used by the Companies in the Businesses (other than immaterial items of personal property owned by the employees of the Companies) or that are necessary for the operation of the Businesses.

     6.7  Real Property.  The Disclosure Letter describes all real estate used
          -------------
in the operation of the Businesses as well as any other real estate that is in the possession of or leased by the Companies and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), identifies which Real Property is owned and which is leased, and lists any leases under which any such Real Property is possessed by the Companies or leased by the Companies to others (the "Real Estate Leases"). The Disclosure Letter also describes any other real estate previously owned, leased or otherwise operated by the Companies and the time periods of any such ownership, lease or operation. To the knowledge of each Company and each Shareholder, all of the buildings and structures included in the Real Property are structurally sound, and all of the heating, ventilating, air conditioning, plumbing, sprinkler, electrical and drainage systems, elevators and roofs, and all other fixtures, equipment and systems at or serving such Real Property are generally in good condition, repair and working order and are generally adequate for the present use of the Real Property by the Companies in conducting their respective Businesses, and to the knowledge of the Companies and the Shareholders there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities. The Companies have received no notices, oral or written, and have no reason to believe, that any governmental body having jurisdiction over any Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. Neither Company has received any notices, oral or written, from any governmental body, and has any reason to believe, that any of the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over such Real Property. The Companies have not received any notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any of the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to any of the Real Property, except for certain improvements necessary for such Real Property to obtain a Certificate of Occupancy.

     6.8  Certain Personal Property.  The Companies have delivered to the Buyer
          -------------------------
a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that are included in the Company Balance Sheets. Except as listed on the Disclosure Letter, since the Balance Sheet Date, the Companies have not (i) acquired any items of tangible personal property that has, in any case, a carrying value in excess of $25,000, or an aggregate carrying value in excess of $50,000 or (ii) disposed of any items of tangible personal property (other than inventory) that have, in any case, an initial carrying value in excess of $25,000, or an initial aggregate carrying value in excess of $50,000.

     6.9  Personal Property Leases.  The Disclosure Letter lists all assets and
          ------------------------
property (other than Real Property) that have been used in the operation of the Businesses and that are possessed by the Companies under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $5,000 (each, an "Immaterial Lease"). The Disclosure Letter also lists the leases under which such assets and property listed on the Disclosure Letter are possessed. All of such leases (excluding "Immaterial Leases") are referred to herein as the "Personal Property Leases."

     6.10 Accounts Receivable.  The accounts receivable of each Company are bona
          -------------------
fide accounts receivable created in the ordinary course of business and are not subject to defenses, set-offs or counterclaims and are good and collectible at the aggregate recorded amounts thereof (in each case, net of the reserves for such items included in the Interim Company Balance Sheets). The Disclosure Letter includes a correct and complete accounts and notes receivable aging of the Companies as of the Interim Balance Sheet Date reflecting the aggregate dollar amount of all accounts and notes receivable due the Companies which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days.

     6.11 Accounts Payable.  All accounts payable as set forth on the Interim
          ----------------
Company Balance Sheets or arising since the date thereof have been incurred in the ordinary course of business.

     6.12 Price Guarantees.  The Disclosure Letter sets forth all price
          ----------------
guarantees made by the Companies.

     6.13 Liabilities.  The Companies do not have any Liabilities, and none of
          -----------
the Purchased Assets are subject to any Liabilities, except (a) as specifically disclosed in the Disclosure Letter or on the Interim Company Balance Sheets,
(b) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date or in accordance with Section 9.4, and (c) Liabilities under any Contracts specifically disclosed on the Disclosure Letter (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Interim Company Balance Sheets.

     6.14 Taxes.  The Companies have duly filed all Federal, state, local,
          -----
foreign and other tax returns that are required to be filed and that were due prior to the Closing Date, and have paid all taxes and assessments shown as being due pursuant to such returns or pursuant to any assessment received. All taxes and other assessments and levies that the Companies have been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Companies for such payment. Except for a pending audit from the City of Philadelphia (as disclosed in the Disclosure Letter), there are no proceedings or other actions, nor to the knowledge of the Companies and Shareholders is there any basis for any proceedings or other actions, for the assessment or collection of additional taxes of any kind for any period for which returns have or should have been filed.

     6.15 Subsidiaries.  Except for the marketable securities reflected in the
          ------------
Company Balance Sheets, neither Company owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

     6.16 Legal Proceedings and Compliance with Law.
          -----------------------------------------

          (a) There is no Litigation that is pending or, to the knowledge of either Company or either Shareholder, threatened against or related to either Company. There has been no Default under any Regulation applicable to either Company, the Assets or the Businesses, including any Regulation relating to pollution or protection of the environment, except for any Defaults that have been cured without material cost or that would not have a Material Adverse Effect, and neither Company has received any notices from any governmental entity regarding any alleged Default under any Regulation except those that have been cured without material cost or that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable either Company.

          (b) Without limiting the generality of Section 6.16(a), to the knowledge of Companies and Shareholders, there has not been any Environmental Condition (i) at any premises at which the Businesses of the Companies (or any predecessor of either Company) is currently conducted, (ii) at any property owned, leased or operated at any time by either Company (or any predecessor of either Company) or any Person controlled by any Affiliate of either Company, or
(iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of either Company (or any predecessor of either Company) or any Person controlled by any Affiliate of either Company, nor has either Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by either Company (or any predecessor of either Company) or any third party, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law, (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Regulations and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

          (c) The Companies have delivered to the Buyer correct and complete copies of any written reports, studies or assessments in the possession or control of either Company or either Shareholder that relate to any Environmental Condition. Neither any Company or any Shareholder knows of any other written reports, studies or assessments, whether or not in the possession or control of either Company or either Shareholder, that relate to any Environmental Condition.

          (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) each Company has obtained and is in full compliance with all Permits, all of which are listed on the Disclosure Letter along with their respective expiration dates, that are required for the ownership of the Assets or operation of the Business and Assets as currently operated by such Company,
(ii) all of the Permits are currently valid and in full force and (iii) each Company has filed such timely and complete renewal applications as may be required with respect to its Permits. To the knowledge of each Company and each Shareholder, no revocation, cancellation or withdrawal of a Permit has been threatened.

     6.17 Contracts.
          ---------

          (a) The Disclosure Letter lists each Contract of the following types to which either Company is a party or by which it is bound:

               (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant or with any Affiliate of either Shareholder;

               (ii) Contracts for the purchase of, or payment for, supplies or products, or for the performance of services, from or by a third party, in excess of $10,000 with respect to any one supplier or other party;

               (iii) Contracts to sell or supply products, inventory or other property to, or to perform services for, a third party, that involve an amount in excess of $10,000 with respect to any one customer or other party;

               (iv) Contracts to sell any product or provide any service to a governmental or regulatory body;

               (v) Contracts limiting or restraining it from engaging or competing in any lines or business with any Person;

               (vi) Contracts with any customer providing for a volume refund, retrospective price adjustment or price guarantee;

               (vii) Contracts to lease to or to operate for any other party any asset that involve an amount in excess of $10,000 in any individual case (other than Real Estate Leases and Personal Property Leases identified on the Disclosure Letter);

               (viii) Any notes, debenture, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or stockholders or with Affiliates of either Shareholder or any members of her immediate families), or agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               (ix) Contracts creating or recognizing any Encumbrances with respect to any Assets;

               (x) Contracts with distributors, manufacturers sales representatives or other sales agents;

               (xi) Contracts which relate in whole or in part to any software, technical assistance or other know-how or other Intellectual Property right;

               (xii) Contracts for any capital expenditure or leasehold improvement in excess of $10,000; and

               (xiii) Any other Contracts (other than those that may be terminated on not more than 30 days' notice without Liability and those described in any of (i) through (xii) above) not made in the ordinary course of business or which are material to the Business or the assets.

          (b) Neither Company is in Default under any Contract. To the knowledge of each Company and each Shareholder, neither Company has received any communication from, or given any communication to, any other party indicating that such Company or such other party, as the case may be, is in Default under any Contract. To the knowledge of each Company and each Shareholder, none of the other parties to any such Contract to which a Company is a party is in Default thereunder.

     6.18 Insurance.  The Disclosure Letter lists all policies or binders of
          ---------
insurance held by or on behalf of the Companies or relating to the Business or any of the Assets, specifying with respect to each policy the insurer, the type of insurance, the amount of the coverage, insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by either Company, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

     6.19 Intellectual Property and Software Products.  Neither Company
          -------------------------------------------
currently uses nor has it previously used in the operation of its Business (including in the development or marketing of products and services) any Copyright, Patent or Trademark except for those listed on the

Disclosure Letter. To the knowledge of Companies and Shareholders, each Company owns or has the lawful right to use all Intellectual Property that is used or has been used in the operation of its Business. All of the Intellectual Property listed in the Disclosure Letter is owned by the Companies free and clear of any Encumbrances, or is used pursuant to an agreement that is described in the Disclosure Letter. Neither Company infringes upon or unlawfully or wrongfully uses any Intellectual Property rights owned or claimed by another Person. Neither Company is in Default, nor has it received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. No current or former employee of either Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

     6.20 Employee Relations.
          ------------------

          (a) Neither Company is (a) a party to or otherwise bound by any collective bargaining or other type of union agreement, (b) a party to, involved in or, to the knowledge of either Company or either Shareholder, threatened by, any labor dispute or unfair labor practice charge, or (c) currently negotiating any collective bargaining agreement, and neither Company has experienced any work stoppage during the last three years. The Disclosure Letter sets forth the names and current annual salary rates or current hourly wages of all present employees of each Company.

          (b) Each Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There are no outstanding claims against either Company (whether under Regulation, Contract, policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of such Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year,
(iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee "whistleblower" or "right-to-know" rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Regulation relating to minimum wages or maximum hours of work, and neither the Company nor the Shareholder is aware of any such claims which have not been asserted. No Person (including any governmental body) has asserted or threatened any claims against either Company under or arising out of any Regulation relating to discrimination or occupational safety in employment or employment practices.

     6.21 ERISA.
          -----

          (a) The Disclosure Letter contains a complete list of all Benefit Plans sponsored or maintained by each Company or under which such Company may be obligated to contribute. The Companies have delivered to the Buyer, to the extent applicable, (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts,
(ii) accurate and complete detailed summaries of all unwritten Benefit Plans,
(iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and
(iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the Disclosure Letter.

          (b) All Benefit Plans conform (and at all times have conformed) to, and are being administered and operated (and at all times have been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. No penalty will be incurred with regard to the timely filing or delivery of returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject either Company to any penalty or tax imposed under the Code or ERISA.

          (c)  Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. To the knowledge of either Company or either Shareholder, nothing has occurred since the date of any such determination that would affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

          (d) Neither Company has a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Company has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 6.22(d), the term "Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes each Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with either Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of theCode) that includes either Company and any other entity required to be aggregated with such Company pursuant to the regulations issued under Section 414(o) of the Code.

          (e) There are no pending or, to the knowledge of either Company or either Shareholder, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of either Company or any of its officers, directors or employees under ERISA or any other applicable Regulation, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of either the Company or the Shareholder, any basis for any such claim. To the knowledge of either Company or either Shareholder, the Benefit Plans are not the subject of any investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

          (f) Each Company has made all required contributions under its Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums on a timely basis, or such contributions are properly accrued on such Company's Financial Statements.

          (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of
Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) all Welfare Plans may be amended or terminated by the Company at any time on or after the Closing Date.

     6.22 Corporate Records.  The minute books of each Company contain complete
          -----------------
and correct copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record book of each Company is complete and correct.

     6.23 Absence of Certain Changes.  Except as contemplated by this Agreement,
          --------------------------
since the Balance Sheet Date, except as mutually agreed, each Company has conducted its Business in the ordinary course and there has not been with respect to such Company:

          (a) any Material Adverse Effect with respect to its Business, Assets or Liabilities;

          (b)  any change or amendment in its Charter Documents;

          (c) any distribution or payment declared or made in respect of its capital stock by way of dividend, purchase or redemption of shares or otherwise;

          (d) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

          (e) any sale, assignment or transfer of any material Assets, or any additions to or transactions involving any material Assets, other than those made in the ordinary course of business;

          (f) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

          (g)  any payment to any Affiliate of such Company;

          (h) any change in the accounting policies followed by such Company or the method of applying such principles; or

          (i) any capital expenditure commitment involving in any individual case, or series of related cases, more than (i) $25,000 or (ii) an amount that would cause the sum of all such capital expenditure commitments to exceed $50,000.

     6.24 Customers.  Each Company has used its reasonable business efforts to
          ---------
maintain and currently maintains, good working relationships with all of its customers. The Disclosure Letter contains a list of the names of each of the five customers that, for the year ended December 31, 1995, were the largest dollar volume customers of products and services sold and provided by each Company. None of such customers has given either Company notice terminating, cancelling or threatening to terminate or cancel any Contract or relationship with such Company.

     6.25 Finder's Fees.  No Person retained by the Company or Shareholders is
          -------------
or will be entitled to any commission or finder's or similar fee in connection with the Transactions, except for Siegel Management Company, which fee shall be paid by the Companies.

     6.26 Purchase for Investment.  The Companies are acquiring the Shares for
          -----------------------
investment purposes only and are not acquiring them with an intent to distribute or resell them in violation of applicable Federal or state securities laws, except to Shareholders or a liquidating trust for the benefit of the Shareholders.

     6.27 Additional Information.  The Disclosure Letter accurately lists the
          ----------------------
following:

          (a)  the names of all officers and directors of each Company;

          (b) the names and addresses of every bank or other financial institution in which each Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of the Persons having signing authority or other access thereto;

          (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of each Company;

          (d) the names of all Persons holding powers of attorney from each Company and a summary statement of the terms thereof; and

          (e) all names under which each Company has conducted any Business or which it has otherwise used at any time during the past five years.

     6.28  Transactions with Affiliates.  No affiliate of any Shareholder or any
           ----------------------------
member of her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Contract with respect to the Assets or Business.

     6.29 Full Disclosure.  There are and will be no materially misleading
          ---------------
misstatements in any of the representations and warranties made by either Company or Shareholders in this Agreement, the Disclosure Letter or in any of the documents, certificates and instruments delivered or to be delivered by either Company or Shareholders pursuant to this Agreement and each Company and each Shareholder has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

7.   Representations and Warranties of the Buyer.  The Buyer hereby represents
     -------------------------------------------
and warrants to each Company and each Shareholder as follows:

     7.1  Corporate.  The Buyer is a corporation duly organized, validly
          ---------
existing and in good standing under the laws of the State of Delaware. The Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action.

     7.2  Enforceability.  The Transaction Documents to which the Buyer (or its
          --------------
designee) is or will be a party constitute and will constitute valid and binding obligations of the Buyer (or its designee), enforceable against it in accordance with their terms.

     7.3  Consents and Approvals.  Neither the execution and delivery by the
          ----------------------
Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which it is subject, (b) its Charter Documents or bylaws or (c) any Contract, Permit or other document to which it is a party or by which its properties or other assets may be subject.

     7.4  Stock Ownership; Valuation.  The total authorized capital stock of the
          --------------------------
Buyer consists of 200,000,000 shares of Buyer Common Stock (of which 8,510,000 shares are issued and outstanding) and 5,000,000 shares of preferred stock, par value $.01 per share (of which no shares are outstanding). All of the shares are duly and validly authorized and issued, fully paid and non-assessable. Upon completion of the Transactions at the Closing, the Companies shall receive valid title to all of the Shares, free and clear of all Encumbrances (other than restrictions imposed generally by applicable securities laws). The TRC Private Percentage has been calculated on a basis which is consistent with the calculation of the Private Percentages of the other Initial Targets.

     7.5  Finder's Fees.  No Person retained by the Buyer is or will be entitled
          -------------
to any commission or finder's or similar fee in connection with the Transactions, except for Legg Mason Wood Walker, Inc., which fee shall be paid by Buyer.

     7.6  Full Disclosure.  There are and will be no materially misleading
          ---------------
misstatements in any of the representations and warranties made by the Buyer in this Agreement, the Exhibits to this Agreement or in any of the documents, certificates and instruments delivered or to be delivered by the Buyer pursuant to this Agreement and the Buyer has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

8.   Certain Agreements.
     ------------------

     8.1  Access.  Between the date of this Agreement and the Closing Date, each
          ------
of Buyer and the Companies shall (a) give the other party and its authorized representatives and legal counsel reasonable access to all properties, books, Contracts, Assets and records of the Companies, (b) permit each party to make inspections thereof, and (c) cause its officers and its advisors to furnish each party with such financial and operating data and other information with respect to the Business of the Companies and to discuss with each party and its authorized representatives and legal counsel the affairs of the Companies, all as such other party may from time to time reasonably request.

     8.2  Regulatory Matters.  The Companies and the Buyer shall (a) file with
          ------------------
applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the transactions and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

     8.3  Exclusivity.  From the date hereof until the earlier of the Closing or
          -----------
the termination of this Agreement, neither Company nor the Shareholders or any of their respective agents shall, directly or indirectly, solicit or negotiate or enter into any agreement with any other Person, or provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, the Companies, except for the acquisition of the Purchased Assets by Buyer.

     8.4  Update Disclosure Letter.  Between the date hereof and the Closing
          ------------------------
Date, the Companies and the Shareholders shall promptly disclose to Buyer in writing any information set forth in the Disclosure Letter which is no longer applicable and any information of the nature of that set forth in the Disclosure Letter which arises after the date hereof and which would have been required to be included in the Disclosure Letter if such information had been obtained on the date of delivery thereof.

     8.5  Best Efforts.  Each party shall use their best efforts to cause all
          ------------
conditions to the performance of the parties hereto that are within its control to be satisfied and the Transactions consummated within 90 days after the date of this Agreement.

     8.6  Financial Information.  Until the Closing, each Company shall provide
          ---------------------
the Buyer, within 15 days after the end of each month with an unaudited consolidated balance sheet and income statement of such Company as of and for the month then ended, prepared on the same basis as the Interim Financial Statements referred to in Section 6.5, and certified as such by the chief financial officer of such Company (commencing with the Company's April 30, 1996 balance sheet and income statement being delivered by May 15, 1996) .

     8.7  Restrictive Covenants.
          ---------------------

          (a) Patrick M. Baldasare covenants that for the period ending five years after the Closing Date, he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Buyer at any time during such period within any portion of the United States in the direct marketing business which includes inbound and outbound telemarketing, fulfillment, direct mail, customer retention and market research business (the "Restricted Business"). It is recognized by the Buyer and Mr. Baldasare that the Restricted Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 8.7(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Mr. Baldasare as a passive investment of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

          (b) Mr. Baldasare further covenants that for the period ending five years after the Closing Date, he will not, either directly or indirectly, (i) call on or solicit any Person who or which within the past two years has been a customer with respect to the Restricted Business with respect to the activities prohibited by Section 8.7(a) or (ii) solicit the employment of any person who is employed by the Buyer during such period on a full or part-time basis.

          (c) Mr. Baldasare recognizes and acknowledges that by reason of his ownership of and employment by the Companies he has had access to Confidential Information relating to the Restricted Business. Mr. Baldasare acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not disclose any such Confidential Information after the Closing Date to any person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of such Shareholder, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by law.

          (d) Mr. Baldasare acknowledges that the restrictions contained in this Section 8.7 are reasonable and necessary to protect the legitimate interests of the Buyer, and that any violation will result in irreparable injury to the Buyer.

          (e) Mr. Baldasare agrees that the Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 8.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. In the event that any of the provisions of this Section
8.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          (f) Notwithstanding anything to the contrary set forth in Sections 8.7(a) or (b) to the contrary, if Mr. Baldasare's employment with the Buyer (or its designee) is terminated by the Buyer (or its designee) without cause (as defined in Mr. Baldasare's employment agreement with the Buyer (or its designee)) or if Mr. Baldasare terminates his employment with the Buyer (or its designee) due to a breach by Buyer (or its designee) of any of the material terms and conditions of such employment agreement and, in either of such cases, such five year period set forth in Sections 8.7(a) and (b) shall each be reduced to a period ending two years from the date of termination of Mr. Baldasare's employment.

          (g) The covenants set forth in this Section 8 shall be in addition to and not in limitation of any similar covenants set forth in any employment agreement between the Buyer or any of its Affiliates and Mr. Baldasare.

     8.8  Required Consents.  Each Company and each Shareholder shall use their
          -----------------
commercially reasonable efforts to take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents.

     8.9  Release of Personal Guarantees.  The Buyer shall cause all obligations
          -------------------------------
of the Company which have been guaranteed by any Shareholder to either be retired or use its best efforts to arrange to have such guarantees released; provided, however, to the extent that the
- --------  -------

Company and the Buyer are unable to effectuate any such release, Buyer shall indemnify and hold harmless each Shareholder from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys' fees and disbursements incurred by them in connection therewith) that he may sustain, suffer or incur and that result from, arise out of or relate to such guarantees.

     8.10 Options and Warrants.
          --------------------

          (a) At or after the Closing, the Buyer shall grant options (each of which shall be exercisable at a price per share equal to the Initial Public Offering price) under its 1996 Equity Compensation Plan exercisable for at least an aggregate of 26,100 shares of Buyer Common Stock. Such options shall be granted to certain employees of the Companies and shall be subject to a three-year vesting period, except for options granted to Messrs. Baldasare, Racquet and Olesky (which shall be exercisable for at least 11,887, 1,020 and 143 shares of Buyer Common Stock, respectively) which shall not be subject to any vesting period.

          (b) At the Closing, the Buyer shall grant a warrant to each Shareholder exercisable for that number shares of Buyer Common Stock set forth on Exhibit 8.10 and pursuant to the other terms of the warrant substantially in the form attached as Exhibit 8.10A hereto.

     8.11 Health Plan.  The Buyer shall establish a group health plan for the
          -----------
benefit of the Companies' former employees who become employees of the Buyer on the Closing Date. Such group health plan shall provide comparative (to Companies' current health plan) benefits for such individuals (and their dependents) and shall not include any pre-existing exclusion or limitation provisions.

     8.12   CRW Market Research.  On or prior to the Closing, CRW shall wind
            -------------------
down the operation of its Market Research Division and use its best efforts to make available the employees of such division for employment with the Response Center.

     8.13 Lock-Up Agreements.  In connection with the Initial Public Offering,
          ------------------
for good and valuable consideration, the Company and each Shareholder each hereby irrevocably agree that for a period of 360 days after the date of the effectiveness (the "Effective Date") of the Registration Statement, as the same may be amended, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of (except as contemplated in Section 2.7 hereto), directly or indirectly, any shares of Buyer Common Stock or any securities convertible into or exercisable or exchangeable for shares of Buyer Common Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Buyer Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Buyer Common Stock or such other securities, in cash or otherwise without the prior written consent of J.P. Morgan Securities Inc. Neither the Company nor any Company Shareholder, without the prior written consent of J.P. Morgan Securities Inc., shall exercise any demand, mandatory, piggyback, optional or any other registration rights, if any such rights exist, for a period of 360 days from the Effective Date. Each Company and each Shareholder agree that the foregoing shall be binding upon their transferees, successors, assigns, heirs, and personal representatives and shall benefit and be enforceable by the underwriters in the Initial Public Offering. In furtherance of the foregoing, the Buyer and its transfer agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 8.13.

9.   Conduct of the Business Prior to the Closing.
     --------------------------------------------

     9.1  Operation in Ordinary Course.  Between the date of this Agreement and
          ----------------------------
the Closing Date, each Company shall conduct its Business in all material respects in the ordinary course and to use commercially reasonable efforts to maintain all current business relationships.

     9.2  Business Organization.  Between the date of this Agreement and the
          ---------------------
Closing Date, each Company shall use commercially reasonable efforts, to preserve substantially intact its business organization and keep available the services of the present officers and employees of such Company.

     9.3  Corporate Organization.  Between the date of this Agreement and the
          ----------------------
Closing Date, neither Company shall amend its Charter Document or bylaws and shall not:

          (a) issue, sell or otherwise dispose of any of its capital stock, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock;

          (b)  reclassify, split up or otherwise change its capital stock;

          (c) be party to any merger, consolidation or other business combination;

          (d) sell, lease, license or otherwise dispose of any of its Assets (including, but not limited to rights with respect to its Intellectual Property), except in the ordinary course of business; or

          (e) organize any subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business.

     9.4  Business Restrictions.  Between the date of this Agreement (the
          ---------------------
Balance Sheet Date with respect to Section 9.4(a)) and the Closing Date, except as mutually agreed, neither Company shall:

          (a) declare, make or pay any dividends or other distributions other than the following: (i) $455,000 distributed prior to the date of this Agreement; (ii) distributions to Shareholders at the highest applicable federal and state tax rates made to satisfy taxes due on net income (determined on an accrual basis) for the period October 1, 1995 through March 31, 1996; and (iii) dividends or bonuses limited to an amount equal to the net income (determined on an accrual basis) of the Company between April 1, 1996 and the day prior to the Closing Date;

          (b) except in the ordinary course of business, borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

          (c)  create any material Encumbrance on any of its material Assets;

          (d) except in the ordinary course of business, increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

          (e) create or materially modify any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

          (f) with the prior consent of Buyer, which consent will not unreasonably be withheld, make any capital expenditure or acquire any property or assets (other than raw materials and supplies) for a cost in excess of $50,000 in any one case or $100,000 in the aggregate;

          (g) enter into any agreement that materially restricts the Company from carrying on the Business;

          (h) cancel any material debts of others or waive any material claims or rights; or

          (i) act or omit from taking any action which would cause any of the representations and warranties in Section 6 to be inaccurate.

     9.5  Duty of Shareholders.  The Shareholders shall cause each Company to
          --------------------
take or refrain from taking such actions set forth elsewhere in this Section 9.

10.  Survival of Representations; Indemnification.
     --------------------------------------------

     10.1 Survival of Representations, Etc.  The representations and warranties
          ---------------------------------
given by each Company, each Shareholder and the Buyer under this Agreement shall survive the Closing for a period of two years after the Closing Date, except that all representations and warranties contained in Sections 6.14, 6.21 and 7.4 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers thereof.

     10.2 Indemnification by the Shareholders and the Companies.  The Companies,
          -----------------------------------------------------
jointly and severally, and the Shareholders, severally and not jointly in accordance with their percentage ownership interests in the Companies, hereby agree to indemnify and hold harmless the Buyer, and its successors and assigns (each, an "Indemnified Buyer Party") from and against any and all Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, "Damages") that such Indemnified Buyer Party may sustain, suffer or incur that result from, arise out of or relate to (a) any Excluded Liability, (b) any breach of or any inaccuracy in any representation, warranty, covenant or agreement of any Company or either Shareholder contained in this Agreement, including any breach of the obligation to indemnify hereunder, or (c) any Liability or obligation of either Shareholder involving federal and state income taxes due and payable by, or imposed with respect to, either Shareholder for any all taxable periods ending on or prior to the Closing Date (whether or not such taxes have been due and payable).

     10.3 Indemnification by the Buyer.  The Buyer hereby agrees to indemnify
          ----------------------------
and hold harmless each Company (each, an "Indemnified Seller Party") from and against any Damages that any Indemnified Seller Party may sustain, suffer or incur that result from, arise out of or relate to (i) any breach of or inaccuracy in any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, including any breach of the obligation to indemnify hereunder or (ii) Buyer's failure to satisfy, perform or pay any Assumed Liability.

     10.4 Limitation on Liabilities.
          -------------------------

          (a) Notwithstanding anything in this Agreement to the contrary, an indemnifying party shall not have any liability to an indemnified party in respect of any claim for indemnification for the breach of any representation or warranty contained herein (i) unless a claim with respect thereto is delivered to the indemnifying party specifying the factual basis of the claim in reasonable detail to the extent then known by the indemnifying party prior to the termination of the survival period for such representation and warranty set forth in Section 10.1 hereof and (ii) until the damages to the indemnified party, after taking into account Section 10.4(a) hereof, exceed a cumulative aggregate total of $100,000, but then to the full extent of such Damages.

          (b) In addition, the indemnification liability of: (i) the Companies under Section 10.2 of this Agreement shall be limited to an aggregate of $5,000,000, (ii) Mr. Baldasare under Section 10.2 of this Agreement shall be limited to an aggregate of $4,554,545, (iii) Mr. Raquet under Section 10.2 of this Agreement shall be limited to an aggregate of $390,910, and (iv) Mr. Olesky under Section 10.2 of this Agreement shall be limited to an aggregate of $54,545, in the case of any claim or claims for breaches of representations and warranties of either Company or any Shareholder made herein or in any other Transaction Document.

          (c) In addition, in pursuing the indemnification liability of the Companies and the Shareholders under Section 10.2 of this Agreement, the Company shall first resort to the Pledged Shares, valued as set forth in the Pledge Agreement.

     10.5 Procedure for Claims.
          --------------------

          (a) An Indemnified Buyer Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Section 10 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which or whom a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnitor and the Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

     10.6 Third Party Claims.  An Indemnified Party that desires to seek
          ------------------
indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

     10.7 Exceptions to Limitations.  Nothing herein shall be deemed to limit or
          -------------------------
restrict in any manner any rights or remedies which the Buyer has, or might have, at law, in equity or otherwise, against either Company or either Shareholder based on a willful misrepresentation or willful breach of warranty by either Company or either Shareholder hereunder.

     10.8  Effect of Investigation.  Any claim for indemnification shall not be
           -----------------------
invalid as a result of any investigation by or opportunity to investigate afforded to Buyer.

     10.9 Contingent Claims.  Nothing herein shall be deemed to prevent an
          -----------------
Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made; provided, however, that any such potential or contingent claim or demand must mature into an actual claim or demand not later than three years after the Closing Date.

     10.10  Security for Indemnification.   As security for their
            ----------------------------
indemnification obligations, under this Section 10, the Companies and the Shareholders agree to pledge certain of the Buyer's shares issuable hereunder pursuant to the Pledge Agreement attached hereto as Exhibit C.


     10.11  Accounts Receivable.   If the Companies or Shareholders indemnify
            -------------------
Buyer with respect to a breach of the representations and warranties in Section
6.10 relating to the collection of accounts receivable, Buyer shall, concurrently with its receipt of such indemnification, assign to the applicable Company all of its title to, and the right to collect on, the accounts receivable in question.

     10.12  Prompt Payment.   In the event that any party is required to make
            --------------
any payment under this Section 10, such party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 10, the Indemnitor shall, nevertheless, pay when due such portion, if any, of the obligation as shall not be subject to dispute. The portion in dispute shall be paid upon a final and non-appealable resolution of such dispute. Upon the payment in full of any claim, the Indemnitor shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

     10.13  Taxes and Insurance.   Any indemnification payment hereunder shall
            -------------------
take into account (a) any tax benefit to the Indemnified Party resulting from the loss giving rise to such payment net of any tax cost to such Indemnified Party resulting from the receipt of such payment and (b) any insurance proceeds or other third party reimbursement actually received.

     10.14  Siegel Management.   The Companies and the Shareholders have
            -----------------
retained Siegel Management Company ("SMC") as an advisor, and the Buyer, and Companies and Shareholders agree that SMC's fee shall be paid at closing from sales proceeds. The parties hereto acknowledge that SMC shall not be liable to the Buyer, the Companies or the Shareholders in connection with SMC's services to the Companies and Shareholders.

     10.15  Subsequent Events.   Notwithstanding anything to the contrary set
            -----------------
forth herein, neither Company nor any Shareholder shall have any obligation to indemnify the Buyer for the breach of any representation or warranty contained herein with respect to any event which occurs after the delivery of the Disclosure Letter by the Companies and the Shareholders if (i) the Disclosure Letter is updated to reflect the specific nature and date of occurrence of such event and its relationship to any representation or warranty contained herein and (ii) the Buyer elects to close the Transactions despite the occurrence of such event.

11.  Termination.
     -----------

     11.1 Grounds for Termination.  This Agreement may be terminated at any time
          -----------------------
prior to the Closing Date:

          (a)  by mutual written consent of the Buyer and the Companies;

          (b) by Buyer within 60 days after the date hereof if its due diligence investigation and review of the Businesses, the Purchased Assets and the prospects and obligations of each Company shall not have been completed to its sole satisfaction;

          (c) by either Company or by Buyer, if the Closing has not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 11.1 shall not be available to any party that has breached any of its covenants, representations or warranties in this Agreement in any material respect (which breach has not been cured);

          (d) by either Company or the Buyer, if there shall be any Regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining such Company or the Buyer from consummating the Transactions is entered and such Court Order shall become final and nonappealable;

          (e) by the Buyer, if either Company shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of either Company contained in this Agreement or in any certificate or other writing delivered by such Company pursuant hereto shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, such Company has not cured such breach within 10 business days of the Buyer's notice of an intent to terminate;

          (f) by either Company, if the Buyer shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement or in any certificate or other writing delivered by the Buyer pursuant hereto shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Buyer has not cured such breach within 10 business days of a Company's notice of an intent to terminate; and

          (g) by the Companies, if the Registration Statement has not been filed by August 31, 1996 or if the Closing has not taken place on or prior to the Termination Date.

          (h) by either Company if the value of the Buyer Common Stock (based upon the price per share to be paid by the underwriters in the Initial Public Offering) issuable to the Companies at the Closing is less than $2,900,000.

     11.2 Effect of Termination.  If this Agreement is terminated pursuant to
          ---------------------
Section 11.1, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.  Payment of Expenses.  Each party hereto shall pay their own expenses for
     -------------------
lawyers, accountants, consultants, investment bankers, brokers, finders and other advisors with respect to the Transactions; provided, however, that the
                                                 --------  -------
Buyer shall pay the expenses incurred by the Companies'' independent public accounting firm in connection with the Transactions and up to $100,000 of the Companies' legal expenses if the Transactions are consummated.

13.  Contents of Agreement.  This Agreement, together with the other Transaction
     ---------------------
Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

14.  Amendment, Parties in Interest, Assignment, Etc.  This Agreement may be
     ------------------------------------------------
amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15.  Interpretation.  Unless the context of this Agreement clearly requires
     --------------
otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

16.  Remedies.  The remedies provided by Section 10 shall constitute the
     --------
exclusive remedies for all matters under this Agreement, except (i) as provided in Section 8.7 and (ii) any party shall be entitled to the right to seek specific performance in connection with any breach of this Agreement, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

17.  Notices.  All notices that are required or permitted hereunder shall be in
     -------
writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

     If to the Buyer:

          CRW Acquisition Corp.
          443 S. Gulph Road
          King of Prussia, PA  19406
          FAX:  610-962-5109
          Attention:  J. Brian O'Neill, Chairman

     with a required copy to:

          Morgan, Lewis & Bockius LLP
          2000 One Logan Square
          Philadelphia, PA 19103
          FAX: 215-963-5299
          Attention: Stephen M. Goodman, Esquire

     If to the Company:

          6908-10 Market Street
          Sixth Floor
          Upper Darby, PA 19082
          Attention: Patrick M. Baldasare, President

     If to Shareholders:

          Patrick M. Baldasare      Edward Olesky
          24 Aldwyn Lane            11 Firethorn Drive
          Villanova, PA  19085      Collegeville, PA   19426

          Richard Raquet
          400 Timber Circle
          Wayne, PA  19087
     with a required copy to:

          Alan L. Zeiger, Esquire
          Blank Rome Comisky & McCauley
          Four Penn Center Plaza
          Philadelphia, PA 19103
          FAX 215-569-5555


18.  Governing Law.  This Agreement shall be construed and interpreted in
     -------------
accordance with the laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws.

19.  Consent to Jurisdiction; Service of Process, etc.
     -------------------------------------------------

          (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Montgomery County, Pennsylvania, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

          (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 17 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Buyer shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

20.  Securities Law Matters.
     ----------------------

     20.1 Economic Risk; Sophistication.
          -----------------------------

          (a) The Company and each Shareholder represents and warrants that it or he has not relied on any purchaser representative, or on the Buyer or any other Shareholder, in connection with the acquisition of shares of Buyer Common Stock hereunder. The Company and each Shareholder (i) has such knowledge, sophistication and experience in business and financial matters that it or he is capable of evaluating the merits and risks of an investment in the shares of Buyer Common Stock, (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (iii) can bear the economic risk of an investment in the shares of Buyer Common Stock and can afford a complete loss of such investment. The Company and each Shareholder have had an adequate opportunity to ask questions and receive answers from the officers of the Buyer concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of the Buyer, the plans for the operations of the business of the Buyer, the business, operations and financial condition of the Buyer, and any plans for additional acquisitions and the like. The Company and the Shareholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

          (b) The Company and each Shareholder further represents, warrants, acknowledges and agrees that he or it (i) is acquiring the shares of Buyer Common Stock under this Agreement for its or his own account, as principal and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares and (ii) will not sell or otherwise transfer such shares unless, in the opinion of counsel who is satisfactory to the Company, the transfer can be made without violating the registration provisions of the 1933 Act, as amended, and the rules and regulations promulgated thereunder.

          (c) The Shareholders and the Companies acknowledge that they have carefully reviewed the prospectus included in the draft of the Registration Statement delivered to them by the Buyer on or about May 18, 1996 and have had the opportunity to discuss with the Buyer any questions or comments they have with respect to such prospectus.

     20.2 Restriction on Resale.  The certificates evidencing the Buyer Common
          ---------------------
Stock to be received by the Company and the Shareholders hereunder will bear a legend substantially in the form set forth below and containing such other information as the Buyer may deem appropriate:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR ANY
          STATE SECURITIES OR BLUE SKY LAWS.   SUCH SHARES HAVE BEEN ACQUIRED
          FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE 1933 ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

In addition, such certificates shall also bear such other legends as counsel for the Buyer reasonably determines are required under the applicable laws of any state.

     20.3 Piggyback Registration.
          ----------------------

          (a)  Right to Piggyback.  At any time after Buyer's initial public
               ------------------
offering, whenever the Buyer proposes to register any Buyer Common Stock under the Securities Act of 1933, as amended (the "1933 Act"), and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Buyer will give prompt written notice to all holders of Registrable Securities and will include in such Piggyback

Registration, subject to the allocation provisions below, all Registrable Securities with respect to which the Buyer has received written requests for inclusion within 20 days after the Buyer's mailing of such notice.

          (b)  Piggyback Expenses.  In all Piggyback Registrations, the Buyer
               ------------------
will pay the Registration Expenses related to the Registrable Securities of the Selling Stockholders, but the Selling Stockholders will pay the Underwriting Commissions related to their Registrable Securities.

          (c)  Priority on Primary Registrations.  If a Piggyback Registration
               ---------------------------------
is an underwritten primary registration on behalf of the Buyer, and the managing underwriters advise the Buyer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, the Buyer will allocate the securities to be included as follows: first, the securities the Buyer proposes to sell on its own behalf; and second, Registrable Securities requested to be included in such registration by the Selling Stockholders, pro rata on the basis of the respective Registrable Securities owned among the Selling Stockholders.

          (d)  Priority on Secondary Registrations.  If a Piggyback Registration
               -----------------------------------
is initiated as an underwritten secondary registration on behalf of holders of the Buyer's securities and the managing underwriters advise the Buyer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, the Buyer will allocate the securities to be included on a pro rata basis, based on the number of Registrable Securities owned among the Selling Stockholders.

          (e)  Selection of Underwriters.  The selection of investment banker(s)
               -------------------------
and manager(s) and the other decisions regarding the underwriting arrangements for the offering will be made by the Buyer.

          (f)  Indemnification.  The Buyer shall indemnify, to the extent
               ---------------
permitted by law, each Selling Stockholder (and each such Selling Stockholder's successors and assigns) against all losses, claims, damages, liabilities and expenses arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or associated term sheet or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same are caused by or contained in any information furnished in writing to the Buyer by such Selling Stockholder expressly for use therein or by such Stockholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Buyer has furnished such Selling Stockholder with a sufficient number of copies of the same; provided, however, that the liability of each such Selling Stockholder to
      --------  -------
so indemnify shall be limited to an amount equal to the net proceeds which such Selling Stockholder received in connection with the applicable Piggyback Registration.

          (g)  Information.  In connection with any registration statement in
               -----------
which a Selling Stockholder is participating, each such holder will furnish to the Buyer in writing such information as is reasonably requested by the Buyer for use in any such registration statement or prospectus and will indemnify, to the extent permitted by law, the Buyer, its directors and officers and each person who controls the Buyer (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in information so furnished in writing by such holder specifically for use in preparing the registration statement. Until the later of three years after the effectiveness of the Registration Statement or until the Companies or the Shareholders no longer own any of the Shares, the Buyer shall use its best efforts to comply with the current public information requirements of Rule 144(c) promulgated under the 1933 Act.

21.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

22.  Definitions.
     -----------

     "Acquisition Base" is defined in Section 2.8.

     "Acquisition Transactions" is defined in Section 2.8.

     "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned entities of that party and of its other Affiliates.

     "Agreement" means this Agreement and the exhibits hereto.

     "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible (including goodwill), wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Companies.

     "Assumed Liabilities" is defined in Section 2.3.

     "Audited Balance Sheets" is defined in Section 2.3.

     "Audited Financial Statements" is defined in Section 4.5.

     "Balance Sheet Date" is defined in Section 6.5.

     "Benefit Plans" means all employee benefit plans of each Company within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company, or present or former beneficiary, dependent or assignee of any such employee or former employee, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

     "Business" means the entire existing business and the operations, facilities and other Assets of the Companies.

     "Buyer" is defined above in the preamble.

     "Buyer Common Stock" is defined in Section 2.7.

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Closing" is defined in Section 3.1.

     "Closing Date" is defined in Section 3.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Companies" is defined the preamble.

     "Company Balance Sheets" is defined in Section 6.5.

     "Confidential Information" means any confidential information or trade secrets of the Business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, know-how and other technical information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business.

     "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable law.

     "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

     "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

     "Disclosure Letter" is defined in Section 6.

     "Employment Agreement" means the Employment Agreement between the Buyer (or its designee) and each of Patrick M. Baldasare and Richard Raquet entered into as of the Closing Date, in substantially the forms attached as Exhibits A and B.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability or voting, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Condition" is defined in Section 6.16(b).

     "Environmental Law" is defined in Section 6.16(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Liabilities" is defined in Section 2.4.

     "Financial Statements" is defined in Section 6.5.

     "First Round Acquisitions" means the initial round of acquisitions by the Buyer of other parties.

     "GAAP" means United States generally accepted accounting principles.

     "Hazardous Substances" means (i) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (ii) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law, and (iii) asbestos, asbestos-containing substances or urea formaldehyde insulation.

     "Indemnified Buyer Party" is defined in Section 10.2.

     "Indemnified Seller Party" is defined in Section 10.4.

     "Interim Balance Sheet" is defined in Section 6.5.

     "Interim Balance Sheet Date" is defined in Section 6.5.

     "Intellectual Property" means any Copyrights, Patents, Trademarks, know-how, trade secrets (including, without limitation, all results of research and development), product formulae, franchises, inventions, rights-to-use and other industrial and intellectual property rights.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Material Adverse Effect" means a material adverse effect on the Business, Assets, financial condition, results of operations, liquidity, products, competitive position, customers or customer relations of either Company.

     "Non-Assignable Contracts" is defined in Section 2.5.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent in nature and, where relevant, amount with past practices.

     "Patents" means all patents and patent applications.

     "Permit" means any governmental permit, license, registration, certificate of occupancy, approval and other authorization.

     "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

     "Personal Property Leases" is defined in Section 6.9.

     "Pledge Agreement" means the Pledge Agreement between the Buyer and each Shareholder entered into as of the Closing Date, in substantially the form attached as Exhibit C.

     "Private Percentages" means the percentage of the outstanding Buyer Common Stock which will be owned by the Initial Targets (on an aggregate basis with respect to affiliated Initial Targets) after the consummation of the Acquisition Transactions but prior to the consummation of the Initial Public Offering and subject to the adjustments set forth in Section 2.8 hereto.

     "Purchase Price" is defined in Section 2.7.

     "Purchased Assets" is defined in Section 2.1.

     "Real Estate Leases" is defined in Section 6.7.

     "Real Property" is defined in Section 6.7.

     "Registrable Securities" means (i) the shares of Buyer Common Stock issued in Buyer's initial round of acquisitions and (ii) any securities issued or to be issued with respect to such securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (A) effectively registered under the 1933 Act and disposed of in accordance with the registration statement covering them, or (B) transferred pursuant to Rule 144 promulgated under such Act (or any similar provision then in force).

     "Registration Expenses" means all expenses incident to the Buyer's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, expenses and fees for listing the securities to be registered on exchanges or electronic quotation systems on which similar securities issued by the Buyer are then listed, and fees and disbursements of counsel for the Buyer and of all independent certified public accountants, underwriters (other than Underwriting Commissions) and other persons retained by the Buyer.

     "Registration Statement" means the Buyer's Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission registering a sufficient number of shares of Buyer's capital stock which, based on the minimum estimated offering price of such shares (as set forth in the prospectus included in such Registration Statement), upon consummation of the offering described in the Registration Statement would yield net proceeds sufficient for Buyer to consummate the First Round Acquisitions.

     "Regulation" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Selling Stockholders" means registered holders of Registrable Securities who request inclusion of all or a portion of their shares of Registrable Securities in a Piggyback Registration pursuant to Section 20.

     "Shareholders" is defined in the preamble.

     "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "Transaction Documents" means this Agreement, the Employment Agreements and the Pledge Agreement.

     "Transactions" means the purchase and sale of the Purchased Assets, the issuance of the Shares, and the consummation of the other transactions contemplated by the Transaction Documents.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.

                         TELESPECTRUM WORLDWIDE INC.

                             /s/ J. Brian O'Neill
                         By: ________________________________________
                             J. Brian O'Neill
                             Chairman of the Board

                         CRW FINANCIAL INC.

                             /s/ J. Brian O'Neill
                         By: ________________________________________
                             J. Brian O'Neill
                             Chairman of the Board

                         THE RESPONSE CENTER, INC.

                             /s/ Patrick M. Baldasare
                         By: ________________________________________
                         Name:  Patrick M. Baldasare
                         Title:  President


                         THE TAB HOUSE, INC.

                             /s/ Patrick M. Baldasare
                         By: ________________________________________
                         Name:  Patrick M. Baldasare
                         Title:  President

                         /s/ Patrick M. Baldasare
                         ____________________________________________
                         Patrick M. Baldasare

                         /s/ Richard Raquet
                         ____________________________________________
                         Richard Raquet

                         /s/ Edward Olesky
                         ____________________________________________
                         Edward Olesky